EXHIBIT 21

Subsidiaries of the Registrant

(a)	MetaSolv Software, Inc., a Delaware Corporation
(b)	MetaSolv Canada Inc., a Canadian (Nova Scotia) corporation
(c)	MetaSolv Canada Holdings Inc., a Canadian (Nova Scotia) corporation
(d)	MetaSolv Software Canada Inc., a Canadian (Nova Scotia) corporation
(e)	MetaSolv Holdings (UK) Limited, a United Kingdom private limited company
(f)	Orchestream Holdings Ltd., a United Kingdom private limited company
(g)	MetaSolv Software (UK) Limited, a United Kingdom private limited company